Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:July 1, 2021

Contacts:

Daniel J. Santaniello President and Chief Executive Officer 570-504-8035	Salvatore R. DeFrancesco, Jr. Treasurer and Chief Financial Officer 570-504-8000

FIDELITY D & D BANCORP, INC. ANNOUNCES Completion of THE ACQUISITION OF LANDMARK BANCORP, INC.

DUNMORE, PA, July 1, 2021 --- Fidelity D & D Bancorp, Inc. (NASDAQ: FDBC) (“Fidelity”), the parent bank holding company of The Fidelity Deposit and Discount Bank (“Fidelity Bank”), a Pennsylvania state-chartered, FDIC-insured community bank and trust company headquartered in Dunmore, PA, announced today the completion of the acquisition of Landmark Bancorp, Inc. (Pink Open Market:  LDKB) ("Landmark") and its wholly-owned subsidiary, Landmark Community Bank effective July 1, 2021. Under the terms of the reorganization agreement, Landmark shareholders received 0.272 shares of Fidelity common stock and $3.26 in cash for each share of Landmark common stock that they owned as of the effective date. As a result, Fidelity issued approximately 650,813 shares of its common stock and $7.8 million in cash.

In addition, pursuant to the reorganization agreement, Paul C. Woelkers was appointed as a Class C Director to Fidelity’s Board of Directors and as a director to Fidelity Bank’s Board of Directors.

With the combination of the two organizations, Fidelity, on a consolidated basis, has approximately $2.3 billion in assets, $2.1 billion in deposits, and $1.4 billion in loans.

Daniel J. Santaniello, President and Chief Executive Officer of Fidelity said, “We are thrilled to welcome Landmark Community Bank clients, bankers, and shareholders to the Fidelity family. The completion of this transaction unites two remarkable local community banks and allows us to deepen and strengthen our presence in our core market. The enhanced footprint will allow the combined bank to better serve the needs of our clients in the Luzerne County market and beyond. We are very excited to begin this new chapter in our history.”

Bybel Rutledge LLP served as legal counsel, Commonwealth Advisors, Inc. served as financial advisor and Janney Montgomery Scott LLC provided a fairness opinion to Fidelity D & D Bancorp, Inc. Pillar Aught LLC served as legal counsel and PNC FIG Advisory, part of PNC Capital Markets, LLC served as financial advisor to Landmark Bancorp, Inc.

About Fidelity D & D Bancorp, Inc.

Fidelity D & D Bancorp, Inc. and its wholly owned subsidiary, The Fidelity Deposit and Discount Bank have built a strong history as trusted financial advisors to the clients served by Fidelity Bank, which has built a strong history as a locally owned and operated community bank. Serving the individuals, families, and businesses for over 119 years within the Northeastern and Lehigh Valley of Pennsylvania, there are 20 branch offices along with Fidelity Bank Wealth Management offices in Schuylkill County. A full-service, 24-hour, 7 day a week Customer Care Center serves as a virtual branch, accepting and assisting those clients who prefer to open accounts and transact business via telephone, chat or online. Additionally, Fidelity Bank offers a full-service Wealth Management Division, a Mortgage Center, and an array of personal and business banking products and services.

Fidelity Bank has been recognized nationally for its sound financial performance, and superior customer experience. It has been identified as one of the Top 200 Community Banks in the country by American Banker for seven years in a row, and Forbes ranked it one of the Best In-State Banks in 2018 and 2019. Fidelity Bank has been the #1 mortgage lender in the Lackawanna County market for over 11 years. Fidelity Bank is passionate about success and committed to building strong relationships through superior service. Fidelity Bank’s deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Caution Regarding Forward-Looking Statements

Certain of the matters discussed in this press release constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Fidelity to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

Fidelity’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

•

the effects of economic conditions particularly with regard to the negative impact of severe, wide-ranging and continuing disruptions caused by the spread of Coronavirus Disease 2019 (COVID-19) and responses thereto on current customers and the operations of Fidelity, specifically the effect of the economy on loan customers’ ability to repay loans;

•	acquisitions and integration of acquired businesses;
•	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
•

the impact of new or changes in existing laws and regulations, including the Tax Cuts and Jobs Act and Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated there under;

•	impacts of the capital and liquidity requirements of the Basel III standards and other regulatory pronouncements, regulations and rules;
•	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
•	effects of short- and long-term federal budget and tax negotiations and their effect on economic and business conditions;
•	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
•

the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

•

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

•	technological changes;
•

the interruption or breach in security of our information systems and other technological risks and attacks resulting in failures or disruptions in customer account management, general ledger processing and loan or deposit updates and potential impacts resulting therefrom including additional costs, reputational damage, regulatory penalties, and financial losses;

•	the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities;
•	volatilities in the securities markets;
•	acts of war or terrorism;
•	disruption of credit and equity markets; and
•	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

Fidelity cautions readers not to place undue reliance on forward-looking statements, which reflect analyses only as of the date of this release.  Fidelity has no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.